Exhibit 21.1

Subsidiaries

Waccamaw Bank

(a North Carolina chartered banking corporation)

Waccamaw Statutory Trust I

(a Connecticut statutory trust)

Waccamaw Statutory Trust II

(a Delaware statutory trust)